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Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
DIGITIAL RIVER, INC.

        DIGITAL RIVER, INC., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

1.
The name of the corporation is Digital River, Inc.

2.
The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 14, 1998. The original Certificate of Incorporation of the Corporation was filed on September 25, 1997.

3.
The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation law of the State of Delaware, duly adopted resolutions to amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

"IV.

    A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is sixty-five million (65,000,000) shares. Sixty million (60,000,000) shares shall be Common Stock, each having a par value of one cent ($.01). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one cent ($.01)."

4.
Thereafter, pursuant to a resolution of the Board of Directors, this Amendment was submitted to the stockholders of the Corporation for their approval and was duly approved by the holders of the necessary number of shares of the Corporation's voting securities in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this             day of September 2000.

DIGITAL RIVER, INC.
By:	/s/ JOEL A. RONNING Joel A. Ronning Chief Executive Officer
ATTEST:
By:	/s/ GREGORY R.L. SMITH Gregory R.L. Smith Secretary

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  Exhibit 3.3
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DIGITIAL RIVER, INC.